As filed with the Securities and Exchange Commission on September 6, 2005.

 Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	58-0218548
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Hartsfield-Jackson Atlanta International Airport, Atlanta, Georgia	30320
(Address of Principal Executive Offices)	(Zip Code)

DELTA FAMILY-CARE SAVINGS PLAN
(Full title of the plan)

Leslie P. Klemperer, Esq. Vice President - Deputy General Counsel and Secretary Delta Air Lines, Inc. P.O Box 20706 Atlanta, Georgia 30320-6001
(Name and address of agent for service)

(404) 715-2476
(Telephone number, including area code, of agent for service)

___________________________________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, par value $0.01 per share, and related rights	25 million shares	$1.08	$27,000,000	$3,177.90

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold under the Delta Family-Care Savings Plan (the “Plan”). Also, each share of Common Stock to be issued under the Plan includes one-half of a preferred stock purchase right (“Right”) to be issued pursuant to the terms and conditions of the Rights Agreement dated as of October 24, 1996, as amended as of July 22, 1999, between registrant and First Chicago Trust Company of New York, as Rights Agent. Each whole Right, when exercisable, would entitle its registered holder to purchase one one-hundredth of a share of Series D Junior Participating Preferred Stock of registrant at an exercise price of $300, subject to adjustment in certain circumstances. The Rights will expire at the close of business on November 4, 2006, unless earlier exchanged or redeemed.

(2)
Estimated solely for purposes of computing the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low prices per share of Common Stock of Delta as reported on the New York Stock Exchange composite transaction listing on September 1, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Delta Family-Care Savings Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed or to be filed by Delta Air Lines, Inc. (“Delta” or the “Company”) with the Securities and Exchange Commission are hereby incorporated by reference into this registration statement as of their respective dates:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Annual Report on Form 11-K for the Plan for the year ended December 31, 2004.

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005; and

•
Current Reports on Form 8-K/A filed on January 20, 2005 and June 1, 2005 and Current Reports on Form 8-K filed on January 27, 2005, March 4, 2005, March 23, 2005, March 29, 2005, May 4, 2005, May 11, 2005, May 23, 2005, June 1, 2005, June 16, 2005, June 23, 2005, July 15, 2005, July 22, 2005, July 25, 2005, August 16, 2005, and August 25, 2005.

•
the description of Delta's Common Stock which is contained in its registration statement filed under Section 12 of the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

All documents filed by Delta pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment to this registration statement that indicates that all securities registered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents (other than current reports containing information furnished, as opposed to filed, on Form 8-K). Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the shares of Common Stock has been passed upon for the Company by Leslie P. Klemperer, Esq., Vice President - Deputy General Counsel & Secretary of the Company. At August 31, 2005, Mr. Klemperer beneficially owned 9,157 shares of Common Stock of the Company; had options to purchase 163,052 shares of Common Stock of the Company under Delta’s 2000 Performance Compensation Plan; 18,400 stock appreciation rights under Delta’s 2000 Performance Compensation Plan, the value of which is based on the Common Stock of the Company; and beneficially owned 1,659.244 shares of Common Stock and 256.382 shares of Series B ESOP Convertible Preferred Stock of the Company under the Delta Family-Care Savings Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of Delta. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Delta’s Certificate of Incorporation provides for indemnification by Delta of any of its directors, officers or employees to the fullest extent permitted by the Delaware General Corporation Law against all expenses, liability and loss incurred in connection with any action, suit or proceeding in which any such person may be involved by reason of the fact that he or she is or was a director, officer or employee.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Delta’s Certificate of Incorporation provides for such limitation of liability.

Delta maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to Delta with respect to payments which may be made by Delta to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

See Exhibit Index

ITEM 9.  UNDERTAKINGS.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statementto include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Delta’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Delta pursuant to the foregoing provisions, or otherwise, Delta has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Delta of expenses incurred or paid by a director, officer or controlling person of Delta in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered Delta will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Delta certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, and the State of Georgia, on the 31st day of August, 2005.

DELTA AIR LINES, INC. By: /s/ Edward H. Bastian Edward H. Bastian Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below on the 31st day of August 2005, by the following persons on behalf of Delta and in the capacities indicated.

SIGNATURE	TITLE

*	Chairman of the Board
John F. Smith, Jr.

*	Director
Edward H. Budd

*	Director
David R. Goode

/s/ Gerald Grinstein	Director and
Gerald Grinstein	Chief Executive Officer (Principal Executive Officer)

*	Director
Patricia L. Higgins

Director
Arthur E. Johnson

*	Director
Karl J. Krapek

*	Director
Paula R. Reynolds

*	Director
Kenneth B. Woodrow

/s/ Edward H. Bastian	Executive Vice President and
Edward H. Bastian	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*By: /s/ Gerald Grinstein Gerald Grinstein	Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

4.1	Delta's Certificate of Incorporation (Filed as Exhibit 3.1 to Delta's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).*

4.2	Delta's By-Laws (Filed as Exhibit 3 to Delta's Current Report on Form 8-K dated January 27, 2005).*

4.3
Rights Agreement dated as of October 24, 1996, between Delta and First Chicago Trust Company of New York, as Rights Agent, as amended by Amendment No. 1 thereto dated as of July 22, 1999 (Filed as Exhibit 1 to Delta’s Form 8-A/A Registration Statement dated November 4, 1996, and Exhibit 3 to Delta’s Amendment No. 1 to Form 8-A/A Registration Statement dated July 30, 1999).*

5	Opinion of Leslie P. Klemperer, Esq.

15	Letter from Deloitte & Touche LLP regarding unaudited interim financial information.

23.1	Consent of Leslie P. Klemperer, Esq. (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Powers of Attorney.

* Incorporated herein by reference.